    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001

                                                           REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ADEPT TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                   CALIFORNIA
         (State or other jurisdiction of incorporation or organization)

                                   94-2900635
                      (I.R.S. Employer Identification No.)

                              150 ROSE ORCHARD WAY
                           SAN JOSE, CALIFORNIA 95134

                                 (408) 432-0888
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                                BRIAN R. CARLISLE
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             ADEPT TECHNOLOGY, INC.
                              150 ROSE ORCHARD WAY
                           SAN JOSE, CALIFORNIA 95134

                                 (408) 432-0888
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

      LISA A. FONTENOT                               JOHN W. SCHWARTZ
GIBSON, DUNN & CRUTCHER LLP                TREASURER AND DIRECTOR OF FINANCE
  ONE MONTGOMERY STREET                           150 ROSE ORCHARD WAY
      TELESIS TOWER                            SAN JOSE, CALIFORNIA 95134
SAN FRANCISCO, CALIFORNIA 94104                    (408) 432-0888
       (415) 374-8419

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
 TITLE OF SECURITIES TO                             PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE
     BE REGISTERED        AMOUNT TO BE REGISTERED       PRICE PER SHARE(1)           OFFERING PRICE(1)       AMOUNT OF REGISTRATION
 ----------------------   -----------------------   -------------------------   --------------------------   ----------------------
      Common Stock              6,244,447                     $3.22                     $20,107,119.23                    $4806
===================================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on December 18, 2001.

                                   ----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated December 21, 2001

PROSPECTUS

                             ADEPT TECHNOLOGY, INC.

                                6,244,447 SHARES

                                 OF COMMON STOCK

         The shareholders of Adept Technology, Inc., or Adept, described below are offering and selling a maximum of 6,244,447 shares of common stock of Adept under this prospectus.

         The shares of Adept Common Stock covered by this prospectus include:
(i) 6,112,469 shares issuable to JDS Uniphase Corporation upon conversion from time to time of shares of Series A Preferred Stock and Series B Preferred Stock of Adept held by JDS, and (ii) 131,978 shares of common stock issued to shareholders of HexaVision Technologies, Inc. pursuant to the acquisition of this company.

         The prices at which the selling shareholders may sell their Adept shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Adept will not receive any of the proceeds from the sale of the shares.

         Adept common stock is quoted on the Nasdaq National Market under the symbol ADTK. On December 20, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $3.53.

         YOU SHOULD CAREFULLY CONSIDER RISK FACTORS FOR OUR SHARES, WHICH ARE REFERENCED ON PAGE 4 OF THIS PROSPECTUS. SEE "RISK FACTORS".

-------------------------------

         Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

                 The date of this prospectus is __________, 2001

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION..............................................................     2
INFORMATION INCORPORATED BY REFERENCE............................................................     2
ADEPT TECHNOLOGY, INC............................................................................     3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................     3
RISK FACTORS.....................................................................................     4
USE OF PROCEEDS..................................................................................     4
SELLING SHAREHOLDERS.............................................................................    17
PLAN OF DISTRIBUTION.............................................................................    19
LEGAL MATTERS....................................................................................    20
EXPERTS..........................................................................................    20


         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Adept, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Many of our SEC filings are also available to the public from our web site at http://www.Adept.com.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         (a) Annual Report on Form 10-K for the year ended June 30, 2001, including certain information incorporated by reference from our Proxy Statement in connection with our 2001 Annual Meeting of Shareholders;

         (b) Quarterly Report on Form 10-Q for the quarter ended September 29, 2001;

         (c) Current Reports on Form 8-K dated July 27, 2001, August 2, 2001, October 10, 2001, October 24, 2001 and October 31, 2001;

         (d) The description of our common stock contained in our Form 8-A as amended; and

         (e) We also incorporate by reference any documents that we may file with the SEC after the date of this prospectus until such time as all the shares of common stock covered by this prospectus have been sold.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Corporate Secretary
                  Adept Technology, Inc.
                  150 Rose Orchard Way
                  San Jose, California 95134

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                             ADEPT TECHNOLOGY, INC.

    We provide intelligent production automation systems to our customers in many industries including the semiconductor, wireless communications, photonics, food processing, automotive, life sciences and electronics industries. We utilize our comprehensive product portfolio to provide automation solutions consisting of high precision assembly components, material handling robotics and application development software to meet our customer's increasingly complex manufacturing requirements.

    We offer our customers a comprehensive approach to automation that we call Rapid Deployment Automation, or RDA, that reduces the time and cost to design, engineer and launch products into high-volume production. Other benefits of our RDA solution include increased manufacturing flexibility for future product generations, less customized engineering and reduced dependence on production engineers. We intend to continue to enhance our RDA capabilities by providing differentiated, value added integrated systems to further penetrate our markets.

    We market and sell our products worldwide through more than 300 system integrators, our direct sales force and original equipment manufacturers. This global presence, when combined with our extensive service and support infrastructure, enables us to effectively understand our customers' current and future technological automation requirements.

         We are a California corporation. Our principal executive offices are located at 150 Orchard Way, San Jose, California 95134. Our telephone number is
(408) 432-0888 and our website address is http://www.Adept.com.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain documents incorporated by reference in this prospectus contain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

     -   marketing and commercialization of our products under development;

     - our estimates regarding our capital requirements and our needs for additional financing;

     - plans for future products and services and for enhancements of existing products and services;

     - our ability to attract customers and the market acceptance of our products;

     -   our intellectual property;

     - our ability to establish relationships with suppliers, systems integrators and OEMs for the supply and distribution of our products;

     - plans for future acquisitions and for the integration of recent acquisitions; and

     - sources of revenues and anticipated revenues, including the contribution from the growth of new products and markets.

    In some cases, you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

                                  RISK FACTORS

         You should carefully consider risk factors for our shares which are discussed below and other information incorporated by reference.

RISKS RELATED TO OUR BUSINESS

YOU SHOULD NOT RELY ON OUR PAST RESULTS TO PREDICT OUR FUTURE PERFORMANCE BECAUSE OUR OPERATING RESULTS FLUCTUATE DUE TO FACTORS WHICH ARE DIFFICULT TO FORECAST, AND WHICH CAN BE EXTREMELY VOLATILE.

    Our past revenues and other operating results may not be accurate indicators of our future performance. Our operating results have been subject to significant fluctuations in the past, and we expect this to continue in the future. The factors that may contribute to these fluctuations include:

     - fluctuations in aggregate capital spending, cyclicality and other economic conditions domestically and internationally in one or more industries in which we sell our products;

     -   changes in demand in the semiconductor and electronics industries;

     -   new product introductions by us or by our competitors;

     - changes in product mix and pricing by us, our suppliers or our competitors;

     -   availability of components and raw materials for our products;

     - our failure to manufacture a sufficient volume of products in a timely and cost-effective manner;

     - our failure to anticipate the changing product requirements of our customers;

     - a change in market acceptance of our products or a shift in demand for our products;

     -   changes in the mix of sales by distribution channels;

     -   exchange rate fluctuations;

     -   extraordinary events such as litigation or acquisitions; and

     -   slower than expected growth in the photonics industry.

     Our gross margins may vary greatly depending on the mix of sales of lower margin hardware products, particularly mechanical subsystems purchased from third party vendors, and higher margin software products.

    Our operating results may also be affected by general economic and other conditions affecting the timing of customer orders and capital spending. For example, our operations during the third and fourth quarters of fiscal 1998, the first three quarters of fiscal 1999, the first quarter of fiscal 2000 and all of fiscal 2001 and the first quarter of fiscal 2002 were adversely affected by a continuing downturn in hardware purchases by customers in the electronics industry, particularly disk-drive manufacturers and to a lesser extent communication manufacturers. In addition, we have experienced reduced demand during the last three quarters in our base industries, especially the semiconductor industry, as OEMs reduced inventories as they adjusted their businesses from a period of high growth to moderate growth. We cannot estimate when or if a sustained revival in these key hardware markets will occur.

    We generally recognize product revenue upon shipment or, for certain international sales, upon receipt by the customers. As a result, our net revenues and results of operations for a fiscal period will be affected by the timing of orders received and orders shipped during the period. A delay in shipments near the end of a fiscal period, for example, due to product development delays or delays in obtaining materials may cause sales to fall below expectations and harm our operating results for the period.

    In addition, our continued investments in research and development, capital equipment and ongoing customer service and support capabilities result in significant fixed costs that we cannot reduce rapidly. As a result, if our sales for a particular fiscal period are below expected levels, our operating results for the period could be materially adversely affected.

    In the event that in some future fiscal quarter our net revenues or operating results fall below the expectations of public market analysts and investors, the price of our common stock may fall. We may not be able to increase or sustain our profitability on a quarterly or annual basis in the future.

SALES OF OUR PRODUCTS DEPEND ON THE CAPITAL SPENDING PATTERNS OF OUR CUSTOMERS, WHICH TEND TO BE CYCLICAL; WE ARE CURRENTLY EXPERIENCING REDUCED DEMAND IN THE ELECTRONICS AND SEMICONDUCTOR INDUSTRIES, WHICH MAY ADVERSELY AFFECT OUR REVENUES.

    Intelligent automation systems using our products can range in price from $75,000 to several million dollars. Accordingly, our success is directly dependent upon the capital expenditure budgets of our customers. Our future operations may be subject to substantial fluctuations as a consequence of domestic and foreign economic conditions, industry patterns and other factors affecting capital spending. Although the majority of our international customers are not in the Asia-Pacific region, we believe that any instability in the Asia-Pacific economies could also have a material adverse effect on the results of our operations as a result of a reduction in sales by our customers to those markets. Domestic or international recessions or a downturn in one or more of our major markets, such as the electronics, wireless communications, semiconductor, appliances, pharmaceutical, food processing or automotive components industries, and resulting cutbacks in capital spending would have a direct, negative impact on our business. We are currently experiencing reduced demand in some of the industries we serve including the electronics and semiconductor industries and expect this reduced demand to adversely affect our revenues for at least the first half of fiscal 2002. During the third and fourth quarter of fiscal 2001 and the first quarter of fiscal 2002, Adept received fewer orders than expected, experienced delivery schedule postponements on several existing orders, and had some order cancellations. Such changes in orders may adversely affect revenue for future quarters.

    We sell some of our products to the semiconductor industry, which is subject to sudden, extreme, cyclical variations in product supply and demand. The timing, length and severity of these cycles are difficult to predict. In some cases, these cycles have lasted more than a year. Semiconductor manufacturers may contribute to these cycles by misinterpreting the conditions in the industry and over- or under-investing in semiconductor manufacturing capacity and equipment. We may not be able to respond effectively to these industry cycles.

Downturns in the semiconductor industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. Industry downturns have been characterized by reduced demand for semiconductor devices and equipment, production over-capacity and accelerated decline in average selling prices. During a period of declining demand, we must be able to quickly and effectively reduce expenses and motivate and retain key employees. Our ability to reduce expenses in response to any downturn in the semiconductor industry is limited by our need for continued investment in engineering and research and development and extensive ongoing customer service and support requirements. The long lead time for production and delivery of some of our products creates a risk that we may incur expenditures or purchase inventories for products which we cannot sell. A downturn in the semiconductor industry could therefore harm our revenues and gross margin if demand drops or average selling prices decline.

    Industry upturns have been characterized by abrupt increases in demand for semiconductor devices and equipment and production under-capacity. During a period of increasing demand and rapid growth, we must be able to quickly increase manufacturing capacity to meet customer demand and hire and assimilate a sufficient number of qualified personnel. Our inability to ramp-up in times of increased demand could harm our reputation and cause some of our existing or potential customers to place orders with our competitors.

MANY OF THE KEY COMPONENTS AND MATERIALS OF OUR PRODUCTS COME FROM SINGLE SOURCE SUPPLIERS; THEIR PROCUREMENT REQUIRES LENGTHY LEAD TIMES OR SUPPLIES OF SUCH COMPONENTS ARE LIMITED.

    We obtain many key components and materials and some significant mechanical subsystems from sole or single source suppliers with whom we have no guaranteed supply arrangements. In addition, some of our sole or single sourced components and mechanical subsystems incorporated into our products have long procurement lead times. Our reliance on sole or single source suppliers involves certain significant risks including:

     -   loss of control over the manufacturing process;

     -   potential absence of adequate supplier capacity;

     - potential inability to obtain an adequate supply of required components, materials or mechanical subsystems; and

     - reduced control over manufacturing yields, costs, timely delivery, reliability and quality of components, materials and mechanical subsystems.

    We depend on Sanmina Corporation for the supply of our circuit boards, NSK Corporation for the supply of our linear modules, which are mechanical devices powered by an electric motor that move in a straight line, and which can be combined as building blocks to form simple robotic systems, Yaskawa Electric Corp. for the supply of our 6-axis robots, Samsung Electronics Co., Ltd. for the supply of semiconductor robots, Hirata Corporation for the supply of our Adept Cobra 600 robot mechanism and Adept Cobra 800 robot mechanisms and we are transitioning from Imaging Technology Incorporated to Matrox Electronic Systems Ltd. for the supply of our computer vision processors, which are used to digitize images from a camera and perform measurements and analysis. If any one of these significant sole or single source supplier were unable or unwilling to manufacture the components, materials or mechanical subsystems we need in the volumes we require, we would have to identify and qualify acceptable replacements. The process of qualifying suppliers may be lengthy, and additional sources may not be available to us on a timely basis, on acceptable terms or at all. If supplies of these items were not available from our existing suppliers and a relationship with an alternative vendor could not be developed in a timely manner, shipments of our products could be interrupted and reengineering of these products could be required. In the past, we have experienced quality control or specification problems with certain key components provided by sole source suppliers, and have had to design around the particular flawed item. We have also experienced delays in filling customer orders due to the failure of certain suppliers to meet our volume and schedule requirements. Some of our suppliers have also ceased manufacturing components that we require for our products, and we have been required to purchase sufficient supplies for the estimated life of its product line. Problems of this nature with our suppliers may occur in the future.

    In addition, some of the components that we use in our products are in short supply. Many of our products have longer lives than those of the components and materials included in our products. As a result, supplies of components for our products may not be available throughout the life span of our products.

Disruption or termination of our supply sources could require us to seek alternative sources of supply, and could delay our product shipments and damage relationships with current and prospective customers, any of which could have a material adverse effect on our business. If we incorrectly forecast product mix for a particular period and we are unable to obtain sufficient supplies of any components or mechanical subsystems on a timely basis due to long procurement lead times, our business, financial condition and results of operations could be substantially impaired.

Moreover, if demand for a product for which we have purchased a substantial amount of components fails to meet our expectations, we would be required to write off the excess inventory. A prolonged inability to obtain adequate timely deliveries of key components could have a material adverse effect on our business, financial condition and results of operations.

BECAUSE OUR PRODUCT SALES ARE SEASONAL, WE MAY NOT BE ABLE TO MAINTAIN A STEADY REVENUE STREAM.

    Our product sales are seasonal. We have historically had higher bookings for our products during the June quarter of each fiscal year and lower bookings during the September quarter of each fiscal year, due primarily to the slowdown in sales to European markets and summer vacations. In the event bookings for our products in the June fiscal quarter are lower than anticipated and our backlog at the end of the June fiscal quarter is insufficient to compensate for lower bookings in the September fiscal quarter, our results of operations for the September fiscal quarter and future quarters will suffer.

    A significant percentage of our product shipments occur in the last month of each fiscal quarter. Historically, this has been due in part, at times, to our inability to forecast the level of demand for our products or of the product mix for a particular fiscal quarter. To address this problem we periodically stock inventory levels of completed robots, machine controllers and certain strategic components. If shipments of our products fail to meet forecasted levels, the increased inventory levels and increased operating expenses in anticipation of sales that do not materialize could adversely affect our business.

ORDERS CONSTITUTING OUR BACKLOG ARE SUBJECT TO CHANGES IN DELIVERY SCHEDULES AND CUSTOMER CANCELLATIONS RESULTING IN LOWER THAN EXPECTED REVENUES.

    Backlog should not be relied on as a measure of anticipated activity or future revenues, because the orders constituting our backlog are subject to changes in delivery schedules and in certain instances are subject to cancellation without significant penalty to the customer. We have in the past experienced changes in delivery schedules and customer cancellations that resulted in our revenues in a given quarter being materially less than would have been anticipated based on backlog at the beginning of the quarter. We experienced greater customer delays and cancellations in the second half of fiscal 2001 and the first quarter of fiscal 2002 compared to prior periods, and this increase may continue. Similar delivery schedule changes and order cancellations may adversely affect our operating results in the future.

BECAUSE WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS, THEY MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

    We generally do not have long-term contracts with our customers and existing contracts may be cancelled. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly our customers are not required to make minimum purchases and may cease purchasing our products at any time without penalty. Because our customers are free to purchase products from our competitors, we are exposed to competitive price pressure on each order. Any reductions, cancellations or deferrals in customer orders could have a negative impact on our financial condition and results of operations.

WE ARE EXPANDING DEVELOPMENT OF INTELLIGENT AUTOMATION SOLUTIONS FOR THE PHOTONICS INDUSTRY, AND OUR ENTRY INTO THIS INDUSTRY WILL REQUIRE US TO DEVELOP SIGNIFICANT NEW CAPABILITIES AND MAY NOT BE SUCCESSFUL.

    We are expanding development of our intelligent automation solutions targeted at the photonics industry. We expect to devote significant financial, engineering and management resources to expand our development and marketing of these solutions. Our success in the photonics industry depends upon our ability to, among other things:

     - accurately determine the features and functionality that our photonics customers require or prefer;

     - successfully design and implement intelligent automation solutions that include these features and functionality;

     - enter into agreements with system integrators, manufacturers and distributors; and

     -   achieve market acceptance for our photonics solutions.

Our photonics solutions may not achieve broad market acceptance for a variety of reasons including:

     - photonics companies may continue their current production methods and may not adopt our intelligent automation solutions;

     - photonics companies may determine that the costs and resources required to switch to our intelligent automation solutions are unacceptable to them;

     - system integrators, manufacturers, and OEMs may not enter into agreements with us; and

     - competition from traditional, well-established photonics manufacturing methods.

    We have limited experience in developing and marketing products for the photonics industry. If we do not successfully develop and achieve market acceptance of products for the photonics industry, our ability to increase our revenue may be limited and our business and our results of operations will suffer.

WE CHARGE A FIXED PRICE FOR A CERTAIN PRODUCTS WHICH MAY MAKE US VULNERABLE TO COST OVERRUNS.

    Our operating results fluctuate when our gross margins vary. Our gross margins vary for a number of reasons, including:

     -   the mix of products we sell;

     -   the average selling prices of products we sell;

     - the costs to manufacture, market, service and support our new products and enhancements;

     -   the costs to customize our systems; and

     -   our efforts to enter new markets.

We charge a fixed price for certain of our products, including the products that we added as a result of our acquisition of Pensar. If the costs we incur in completing a customer order for these products exceed our expectations, we generally cannot pass those costs on to our customer.

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED DURING A DOWNTURN.

    We continue to invest in research and development, capital equipment and extensive ongoing customer service and support capability worldwide. These investments create significant fixed costs that we may be unable to reduce rapidly if we do not meet our sales goals. Moreover, if we fail to obtain a significant volume of customer orders for an extended period of time, we may have difficulty planning our future production and inventory levels, which could also cause fluctuations in our operating results.

IF OUR TARGETED PHOTONICS MARKET DEVELOPS MORE SLOWLY THAN WE EXPECT, OUR REVENUE WILL NOT GROW AS FAST AS ANTICIPATED, IF AT ALL.

    Segments of the photonics market that we target as an element of our growth strategy are either emerging or rapidly changing and the potential size of these market segments and the timing of their development are difficult to predict. If our targeted segments of this market develop more slowly than we expect, our ability to increase our revenue may be limited. We depend, in part, upon the broad acceptance by photonic manufacturers of our material handling and component assembly solutions, as well as our simulation software and robot vision and motion control technology. Much of our acquisition and subsequent development efforts have been directed toward this market, and a delay in the evolution and growth of this market could significantly adversely impact the return on these investments, or even prevent the realization of a return on these investments.

WE RELY ON SYSTEMS INTEGRATORS AND OEMS TO SELL OUR PRODUCTS.

    We believe that our ability to sell products to system integrators and OEMs will continue to be important to our success. Our relationships with system integrators and OEMs are generally not exclusive, and some of our system integrators and OEMs may expend a significant amount of effort or give higher priority to selling products of our competitors. In the future, any of our system integrators or our OEMs may discontinue their relationships with us or form additional competing arrangements with our competitors. The loss of, or a significant reduction in revenues from, system integrators or OEMs to which we sell a significant amount of our product could negatively impact our business, financial condition or results of operations.

    As we enter new geographic and applications markets, we must locate system integrators and OEMs to assist us in building sales in those markets. We may not be successful in obtaining effective new system integrators or OEMs or in maintaining sales relationships with them. In the event a number of our system integrators and/or OEMs experience financial problems, terminate their relationships with us or substantially reduce the amount of our products they sell, or in the event we fail to build an effective systems integrator or OEM channel in any new markets, our business, financial condition and results of operations could be adversely affected.

    In addition, a substantial portion of our sales is to system integrators that specialize in designing and building production lines for manufacturers. Many of these companies are small operations with limited financial resources, and we have from time to time experienced difficulty in collecting payments from certain of these companies. As a result, we perform ongoing credit evaluations of our customers. To the extent we are unable to mitigate this risk of collections from system integrators, our results of operations may be harmed.

OUR PRODUCTS GENERALLY HAVE LONG SALES CYCLES AND IMPLEMENTATION PERIODS, WHICH INCREASE OUR COSTS IN OBTAINING ORDERS AND REDUCES THE PREDICTABILITY OF OUR EARNINGS.

    Our products are technologically complex. Prospective customers generally must commit significant resources to test and evaluate our products and to install and integrate them into larger systems. Orders expected in one quarter may shift to another quarter or be cancelled with little advance notice as a result of the customers' budgetary constraints, internal acceptance reviews, and other factors affecting the timing of customers' purchase decisions. In addition, customers often require a significant number of product presentations and demonstrations, in some instances evaluating equipment on site, before reaching a sufficient level of confidence in the product's performance and compatibility with the customer's requirements to place an order. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new products. The sales cycles of our products often last for many months or even years. In addition, the time required for our customers to incorporate our products into their systems can vary significantly with the needs of our customers and generally exceeds several months, which further complicates our planning processes and reduces the predictability of our operating results. Longer sales cycles require us to invest significant resources in attempting to make sales, which may not be realized in the near term and therefore may delay the generation of revenue, or which may not be realized at all.

IF WE ARE UNABLE TO IDENTIFY AND MAKE ACQUISITIONS, OUR ABILITY TO EXPAND OUR OPERATIONS AND INCREASE OUR REVENUE MAY SUFFER.

    In the latter half of fiscal 2000, a significant portion of our growth was attributable to acquisitions of other businesses and technologies. In October 2001, we acquired CHAD Industries, Inc. We expect that acquisitions of complementary companies, products and technologies in the future will play an important role in our ability to expand our operations, hire additional personnel and increase our revenue. We are currently reviewing several possible acquisition candidates as part of our strategy to market intelligent automation solutions targeted at the photonics industry. If we are unable to identify suitable targets for acquisition or complete acquisitions on acceptable terms, our ability to expand our service offerings and increase our revenue may be impaired. Even if we are able to identify and acquire acquisition candidates, we may be unable to realize the benefits anticipated as a result of these acquisitions.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR FINANCIAL CONDITION OR OPERATIONS.

    During fiscal 2000, we acquired Pensar, NanoMotion and BYE/Oasis. In July 2000, we acquired HexaVision. In October 2001, we acquired Chad Industries, Inc. These acquisitions introduced us to industries and technologies in which we have limited previous experience. In the future we may make material acquisitions of, or large investments in, other businesses that offer products, services, and technologies that management believes will further our strategic objectives. We cannot be certain that we would successfully integrate any businesses, technologies or personnel that we might acquire, and any acquisitions might divert our management's attention away from our core business. Any future acquisitions or investments we might make would present risks commonly associated with these types of transactions, including:

     - difficulty in combining the product offerings, operations, or work force of an acquired business;

     -   potential loss of key personnel of an acquired business;

     -   adverse effects on existing relationships with suppliers and customers;

     -   disruptions of our on-going businesses;

     - difficulties in realizing our potential financial and strategic position through the successful integration of the acquired business;

     - difficulty in maintaining uniform standards, controls, procedures and policies;

     - potential negative impact on results of operations due to potential impairment of goodwill and amortization of other intangible assets acquired or assumption of anticipated liabilities;

     - risks associated with entering markets in which we have limited previous experience; and

     -   the diversion of management attention.

    The risks described above, either individually or in the aggregate, could significantly harm our business, financial condition and results of operations. We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and common stock. In addition, we may issue additional equity in connection with future acquisitions, which could result in dilution of our shareholders' equity interest. Fluctuations in our stock price may make acquisitions more expensive or prevent us from being able to complete acquisitions on terms that are acceptable to us.

OUR INTERNATIONAL OPERATIONS MAY SUBJECT US TO DIVERGENT REGULATORY REQUIREMENTS AND OTHER RISKS THAT MAY HARM OUR OPERATING RESULTS.

    International sales were $7.4 million for the quarter ended September 29, 2001, $36.4 million for the fiscal year ended June 30, 2001, $44.9 million for the fiscal year ended June 30, 2000 and $41.2 million for the fiscal year ended June 30, 1999. This represented 55.5%, 36.3%, 45.2%, and 47.2% of net revenues for the respective periods. We also purchase some components and mechanical subsystems from foreign suppliers. As a result, our operating results are subject to the risks inherent in international sales and purchases, which include the following:

     -   unexpected changes in regulatory requirements;

     -   political and economic changes and disruptions;

     -   transportation costs and delays;

     -   foreign currency fluctuations;

     -   export/import controls;

     -   tariff regulations and other trade barriers;

     -   higher freight rates;

     -   difficulties in staffing and managing foreign sales operations;

     - greater difficulty in accounts receivable collection in foreign jurisdictions; and

     -   potentially adverse tax consequences.

    Foreign exchange fluctuations may render our products less competitive relative to locally manufactured product offerings, or could result in foreign exchange losses. In calendar year 2001, the value of major European currencies has dropped against the U.S. dollar. To date, we have not reflected that change in currency value in our selling prices. In order to maintain a competitive price for our products in Europe, we may have to provide discounts or otherwise effectively reduce our prices, resulting in a lower margin on products sold in Europe. Continued change in the values of European currencies or changes in the values of other foreign currencies could have a negative impact on our business, financial condition and results of operations.

    In addition, duty, tariff and freight costs can materially increase the cost of crucial components for our products. We anticipate that past turmoil in Asian financial markets and the deterioration of the underlying economic conditions in certain Asian countries may continue to have an impact on our sales to customers located in or whose projects are based in those countries due to the impact of restrictions on government spending imposed by the International Monetary Fund on those countries receiving the International Monetary Fund's assistance. In addition, customers in those countries may face reduced access to working capital to fund component purchases, such as our products, due to higher interest rates, reduced bank lending due to contractions in the money supply or the deterioration in the customer's or our bank's financial condition or the inability to access local equity financing.

    Maintaining operations in different countries requires us to expend significant resources to keep our operations coordinated and subjects us to differing laws and regulatory regimes that may affect our service offerings and revenue.

WE MAY INCUR CURRENCY EXCHANGE-RELATED LOSSES IN CONNECTION WITH OUR RELIANCE ON OUR SINGLE OR SOLE SOURCE FOREIGN SUPPLIERS.

    We make yen-denominated purchases of certain components and mechanical subsystems from certain of our sole or single source Japanese suppliers. Depending on the amount of yen-denominated purchases, we may engage in hedging transactions in the future. However, notwithstanding these precautions, we remain subject to the transaction exposures that arise from foreign exchange movements between the dates foreign currency export sales or purchase transactions are recorded and the dates cash is received or payments are made in foreign currencies. Our current or any future currency exchange strategy may not be successful in avoiding exchange-related losses. Any exchange-related losses or exposure may negatively affect our business, financial condition or results of operations.

IF OUR HARDWARE PRODUCTS DO NOT COMPLY WITH STANDARDS SET FORTH BY THE EUROPEAN UNION, WE WILL NOT BE ABLE TO SELL THEM IN EUROPE.

    Our hardware products are required to comply with European Union Low Voltage, Electro-Magnetic Compatibility, and Machinery Safety Directives. The European Union mandates that our products carry the CE mark denoting that these products are manufactured in strict accordance to design guidelines in support of these directives. These guidelines are subject to change and to varying interpretation. New guidelines impacting machinery design go into effect each year. To date, we have retained TUV Rheinland to help certify that our controller-based products, including some of our robots, meet applicable European Union directives and guidelines. Although our existing certified products meet the requirements of the applicable European Union directives, we cannot provide any assurance that future products can be designed, within market window constraints, to meet the future requirements. If any of our robot products or any other major hardware products do not meet the requirements of the European Union directives, we would be unable to legally sell these products in Europe. Thus, our business, financial condition and results of operations could be harmed. Such directives and guidelines could change in the future, forcing us to redesign or withdraw from the market one or more of our existing products that may have been originally approved for sale.

OUR HARDWARE AND SOFTWARE PRODUCTS MAY CONTAIN DEFECTS THAT COULD INCREASE OUR EXPENSES EXPOSURE TO LIABILITIES AND HARM OUR REPUTATION AND FUTURE BUSINESS PROSPECTS.

    Our hardware and software products are complex and, despite extensive testing, our new or existing products or enhancements may contain defects, errors or performance problems when first introduced, when new versions or enhancements are released or even after these products or enhancements have been used in the marketplace for a period of time. We may discover product defects only after a product has been installed and used by customers. We may discover defects, errors or performance problems in future shipments of our products. These problems could result in expensive and time consuming design modifications or large warranty charges, expose us to liability for damages, damage customer relationships and result in loss of market share, any of which could harm our reputation and future business prospects. In addition, increased development and warranty costs could reduce our operating profits and could result in losses.

    The existence of any defects, errors or failures in our products could also lead to product liability claims or lawsuits against us or against our customers. A successful product liability claim could result in substantial cost and divert management's attention and resources, which could have a negative impact on our business, financial condition and results of operations. Although we are not aware of any product liability claims to date, the sale and support of our products entail the risk of these claims.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR KEY EMPLOYEES.

    We are highly dependent upon the continuing contributions of our key management, sales, and product development personnel. In particular, we would be adversely affected if we were to lose the services of Brian Carlisle, Chief Executive Officer and Chairman of the Board of Directors, who has provided significant leadership to us since our inception, or Bruce Shimano, Vice President, Research and Development and a Director, who has guided our research and development programs since inception. In addition, the loss of the services of any of our senior managerial, technical or sales personnel could impair our business, financial condition, and results of operations. We do not have employment contracts with any of our executive officers and do not maintain key man life insurance on the lives of any of our key personnel.

OUR FUTURE SUCCESS DEPENDS ON OUR CONTINUING ABILITY TO ATTRACT, RETAIN AND MOTIVATE HIGHLY-QUALIFIED MANAGERIAL, TECHNICAL AND SALES PERSONNEL.

    Competition for qualified technical personnel in the intelligent automation industry is intense. Our inability to recruit and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to design, manufacture, market and support our products.

    In addition, our success will depend on our ability to hire and retain experienced engineers, senior management and sales and marketing personnel. Competition for these personnel is intense, particularly in geographic areas recognized as high technology centers such as the Silicon Valley area, where our principal offices are located, and other locations where we maintain design sites. To attract and retain individuals with the requisite expertise, we may be required to grant large option or other stock-based incentive awards, which may be dilutive to shareholders. We may also be required to pay significant base salaries and cash bonuses, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business and our operating results will be harmed.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD BE PREVENTED FROM HIRING NEEDED PERSONNEL, INCUR LIABILITY FOR DAMAGES AND INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

    Companies in our industry whose employees accept positions with competitors frequently claim that these competitors have engaged in unfair hiring practices or that the employment of these persons would involve the disclosure or use of trade secrets. These claims could prevent us from hiring personnel or cause us to incur liability for damages. We could also incur substantial costs in defending ourselves or our employees against these claims, regardless of their merits. Defending ourselves from these claims could divert the attention of our management away from our operations.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE ADVANTAGE.

    Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark and trade secret protection and nondisclosure agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights. In addition, patents issued to Adept may be challenged, invalidated or circumvented. Our rights granted under those patents may not provide competitive advantages to us, and the claims under our patent applications may not be allowed. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and patents may not be issued from currently pending or future applications. Moreover, our existing patents or any new patents that may be issued may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us.

    We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

WE MAY FACE COSTLY INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

    We have from time to time received communications from third parties asserting that we are infringing certain patents and other intellectual property rights of others or seeking indemnification against such alleged infringement. For example, some end users of our products have notified us that they have received a claim of patent infringement from the Jerome H. Lemelson Foundation, alleging that their use of our machine vision products infringes certain patents issued to Mr. Lemelson. In addition, we have been notified that other end users of our AdeptVision VME line and the predecessor line of Multibus machine vision products have received letters from the Lemelson Foundation which refer to Mr. Lemelson's patent portfolio and offer the end user a license to the particular patents. As claims arise, we evaluate their merits. Any claims of infringement brought by third parties could result in protracted and costly litigation, that damages for infringement, and the necessity of obtaining a license relating to one or more of our products or current or future technologies, which may not be available on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us and diversion of our resources, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Any intellectual property litigation and the failure to obtain necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations. Some of our end users have notified us that they may seek indemnification from us for damages or expenses resulting from any claims made by the Jerome H. Lemelson Foundation. We cannot predict the outcome of this or any similar litigation which may arise in the future. Litigation of this kind may have a material adverse effect on our business, financial condition or results of operations.

RISKS RELATED TO OUR INDUSTRY

WE FACE INTENSE COMPETITION IN THE MARKET FOR INTELLIGENT AUTOMATION PRODUCTS.

    The market for intelligent automation products is highly competitive. We believe that the principal competitive factors affecting the market for our products are:

     -   product functionality and reliability;

     -   customer service;

     -   price;

     -   delivery; and

     -   product features such as flexibility, programmability and ease of use.

We compete with a number of robot companies, motion control companies, machine vision companies and simulation software companies. Many of our competitors have substantially greater financial, technical and marketing resources than us. In addition, we may in the future face competition from new entrants in one or more of our markets.

    Many of our competitors in the robot market are integrated manufacturers of products that produce robotics equipment internally for their own use and may also compete with our products for sales to other customers. Some of these large manufacturing companies have greater flexibility in pricing because they generate substantial unit volumes of robots for internal demand and may have access through their parent companies to large amounts of capital. Any of our competitors may seek to expand their presence in other markets in which we compete.

    Our current or potential competitors may develop products comparable or superior in terms of price and performance features to those developed by us or adapt more quickly than we can to new or emerging technologies and changes in customer requirements. We may be required to make substantial additional investments in connection with our research, development, engineering, marketing and customer service efforts in order to meet any competitive threat, so that we will be able to compete successfully in the future. We expect that in the event the intelligent automation market expands, competition in the industry will intensify, as additional competitors enter our markets and current competitors expand their product lines. Increased competitive pressure could result in a loss of sales or market share, or cause us to lower prices for our products, any of which could harm our business.

WE OFFER PRODUCTS FOR MULTIPLE INDUSTRIES AND MUST FACE THE CHALLENGES OF SUPPORTING THE DISTINCT NEEDS OF EACH OF OUR MARKETS.

    We market products for the semiconductor, wireless communications, photonics, food processing, automotive, life sciences and electronics industries. Because we operate in multiple industries, we must work constantly to understand the needs, standards and technical requirements of several different industries and must devote significant resources to developing different products for these industries. Product development is costly and time consuming. Many of our products are used by our customers to develop, manufacture and test their own products. As a result, we must anticipate trends in our customers' industries and develop products before our customers' products are commercialized. If we do not accurately predict our customers' needs and future activities, we may invest substantial resources in developing products that do not achieve broad market acceptance. Our decision to continue to offer products to a given market or to penetrate new markets is based in part on our judgment of the size, growth rate and other factors that contribute to the attractiveness of a particular market. If our product offerings in any particular market are not competitive or our analyses of a market are incorrect, our business and results of operations could be harmed.

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID PACE OF TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT THAT CHARACTERIZE THE INTELLIGENT AUTOMATION INDUSTRY.

    The intelligent automation industry is characterized by rapid technological change and new product introductions and enhancements. Our ability to remain competitive depends greatly upon the technological quality of our products and processes compared to those of our competitors and our ability both to continue to develop new and enhanced products and to introduce those products at competitive prices and on a timely and cost-effective basis. We may not be successful in selecting, developing and manufacturing new products or in enhancing our existing products on a timely basis or at all. Our new or enhanced products may not achieve market acceptance. Our failure to successfully select, develop and manufacture new products, or to timely enhance existing technologies and meet customers' technical specifications for any new products or enhancements on a timely basis, or to successfully market new products, could harm our business. If we cannot successfully develop and manufacture new products or meet specifications, our products could lose market share, our revenues and profits could decline, or we could experience operating losses. New technology or product introductions by our competitors could also cause a decline in sales or loss of market acceptance for our existing products or force us to significantly reduce the prices of our existing products.

    From time to time we have experienced delays in the introduction of, and certain technical and manufacturing difficulties with, some of our products, and we may experience technical and manufacturing difficulties and delays in future introductions of new products and enhancements. Our failure to develop, manufacture and sell new products in quantities sufficient to offset a decline in revenues from existing products or to successfully manage product and related inventory transitions could harm our business.

    Our success in developing, introducing, selling and supporting new and enhanced products depends upon a variety of factors, including timely and efficient completion of hardware and software design and development, implementation of manufacturing processes and effective sales, marketing and customer service. Because of the complexity of our products, significant delays may occur between a product's initial introduction and commencement of volume production.

The development and commercialization of new products involve many difficulties, including:

     -   the identification of new product opportunities;

     - the retention and hiring of appropriate research and development personnel;

     -   the determination of the product's technical specifications;

     -   the successful completion of the development process;

     - the successful marketing of the product and the risk of having customers embrace new technological advances; and

     - additional customer service costs associated with supporting new product introductions and/or effecting subsequent potential field upgrades.

    For example, we have recently released our new micro and nano positioning mechanisms, NanoMotion process modules, SmartModules, Standard Platforms and Semiconductor front-ends. These products include significant new networking, hardware and software technology. The development of these products may not be completed in a timely manner, and these products may not achieve acceptance in the market. The development of these products has required, and will require, that we expend significant financial and management resources. If we are unable to continue to successfully develop these or other new products in response to customer requirements or technological changes, our business may be harmed.

IF WE FAIL TO ADEQUATELY INVEST IN RESEARCH AND DEVELOPMENT, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

    We have limited resources to allocate to research and development and must allocate our resources among a wide variety of projects. Because of intense competition in our industry, the cost of failing to invest in strategic products is high. If we fail to adequately invest in research and development, we may be unable to compete effectively in the intelligent automation markets in which we operate.

IF WE DO NOT COMPLY WITH ENVIRONMENTAL REGULATIONS, OUR BUSINESS MAY BE HARMED.

    We are subject to a variety of environmental regulations relating to the use, storage, handling, and disposal of certain hazardous substances used in the manufacturing and assembly of our products. We believe that we are currently in compliance with all material environmental regulations in connection with our manufacturing operations, and that we have obtained all necessary environmental permits to conduct our business. However, our failure to comply with present or future regulations could subject us to a variety of consequences that could harm our business, including:

     -   the imposition of substantial fines;

     -   suspension of production; and

     -   alteration of manufacturing processes or cessation of operations.

Compliance with environmental regulations could require us to acquire expensive remediation equipment or to incur substantial expenses. Our failure to control the use, disposal, removal, storage, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject us to significant liabilities, including joint and several liability under certain statutes. The imposition of liabilities of this kind could harm our financial condition.

WE RELY ON A CONTINUOUS SUPPLY OF ELECTRICAL POWER TO CONDUCT OUR OPERATIONS, AND A RECURRENCE OF CALIFORNIA'S RECENT ENERGY CRISIS COULD DISRUPT OUR OPERATIONS AND INCREASE OUR EXPENSES.

    California recently experienced an energy crisis. If the crisis recurs it could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

FAILURE TO OBTAIN EXPORT LICENSES COULD HARM OUR BUSINESS.

    We must comply with U.S. Department of Commerce regulations in shipping its software products and other technologies outside the United States. Any significant future difficulty in complying could harm our business, financial condition and results of operations.

RISKS RELATED TO OUR STOCK

OUR STOCK PRICE HAS FLUCTUATED AND MAY CONTINUE TO FLUCTUATE WIDELY.

    The market price of our common stock has fluctuated substantially in the past. Between September 30, 2000 and September 29, 2001, the sales price of our common shares, as reported on the Nasdaq National Market, has ranged from a low of $3.01 to a high of $49.13. The market price of our common stock will continue to be subject to significant fluctuations in the future in response to a variety of factors, including:

     - future announcements concerning our business or that of our competitors or customers;

     - the introduction of new products or changes in product pricing policies by us or our competitors;

     -   litigation regarding proprietary rights or other matters;

     -   change in analysts' earnings estimates;

     -   developments in the financial markets;

     -   quarterly fluctuations in operating results; and

     -   general conditions in the intelligent automation industry.

    Furthermore, stock prices for many companies, and high technology companies in particular, fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, damages caused by terrorist actions or other military actions or international currency fluctuations, may adversely affect the market price of our common stock.

WE MAY BE SUBJECT TO SECURITIES CLASS ACTION LITIGATION IF OUR STOCK PRICE IS VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL COSTS, DISTRACT MANAGEMENT AND DAMAGE OUR REPUTATION.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. Companies, like us, that are involved in rapidly changing technology markets are particularly subject to this risk. We may be the target of litigation of this kind in the future. Any securities litigation could result in substantial costs, divert management's attention and resources from our operations and negatively affect our public image and reputation.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN OR MAKE FUTURE ACQUISITIONS DEEMED ESSENTIAL TO OUR LONG TERM STRATEGY.

    If our capital requirements vary significantly from those currently planned, we may require additional financing sooner than anticipated. If our existing cash balances and cash flow expected from future operations are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

                                 USE OF PROCEEDS

         All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders. See "Plan of Distribution".

                              SELLING SHAREHOLDERS

         In connection with our acquisition in July 2000 of HexaVision Technologies, Inc., we paid certain cash consideration and issued 135,601 shares of our common stock, 131,978 of which are included in this prospectus. There are 19 former shareholders of HexaVision who hold these shares which are included in this prospectus.

         In October 2001, we issued 78,000 shares of Series A Preferred Stock and 22,000 shares of Series B Preferred Stock, referred to as the Preferred Stock, to JDS Uniphase Corporation for a purchase price of $25 million. The shares of Series A Preferred Stock and the Series B Preferred Stock generally have the same rights, except as described below. Each share of Preferred Stock is entitled to approximately 30 votes per share and votes together with the common stock on all matters. The approval of the holders of Preferred Stock is required to increase the number of authorized shares of preferred stock, to authorize any securities senior to or on a parity with the Preferred Stock or to amend the rights of the holders of Preferred Stock.

         The Preferred Stock is convertible into common stock at the earlier of October 29, 2002, a sale of control of Adept or a conversion event. Generally a conversion event occurs if we become the subject of a bankruptcy or similar proceeding, if we fail to meet maintain minimum cash balances through September 30, 2002, or if there is a sale of control of Adept. The Preferred Stock is automatically converted into common stock, subject to the limitations described below, on October 29, 2004.

         Initially the Preferred Stock is convertible into a number of shares of common stock equal to $250 divided by the lower of $8.18 or 75% of the average price of the common stock during the 30 trading days immediately prior to conversion, referred to as the conversion date average price; provided that that the conversion date average price of the Series A Preferred can never be less than $2.05 and the conversion date average price of the Series B Preferred can never be less than $4.09 (in each case unless a conversion event has occurred). If a conversion event occurs, then the conversion date average price becomes the lower of $4.09 or 75% of the conversion date average price, with no limit on the minimum amount. At the date of purchase of the Preferred Stock, the Preferred Stock was convertible into 3,056,235 shares of common stock. As of December 21, 2001, each share of Preferred Stock was convertible into approximately 3,359,390 shares of common stock. This ratio is subject to change as described above and in the event of any stock splits, dividends or similar events. In no event is the Preferred Stock convertible into more than 19.9% of our outstanding voting securities.

         To the extent that the Preferred Stock were to become convertible into more than 19.9% of our outstanding voting securities, the number of shares of Series A Preferred Stock in excess of that amount is subject to redemption at our option at a price equal to the purchase price paid plus accrued unpaid cumulative dividends at a rate of $15 per share per annum. The redemption price may be paid by delivery of a senior unsecured promissory note due two years from the redemption date.

         In connection with the purchase of the Preferred Stock, JDS agreed that it would not acquire any additional voting securities of Adept so long as it held at least 5% of our outstanding voting securities; and, subject to certain exceptions, that it would vote its shares in favor of, or participate in, any sale of control of Adept approved by Adept's Board of Directors. These obligations terminate if a conversion event occurs. In addition, these obligations terminate with respect to any shares of our common stock sold by JDS in the public market.

         We agreed to permit an observer selected by JDS to attend Board of Directors meetings of Adept. In addition, we agreed that if we redeem any Preferred Stock for a promissory note, we will not incur debt other than existing debt and certain other debt permitted under the agreement.

         Under the share purchase agreement related to the acquisition of HexaVision we agreed to register the common stock issued in that transaction and to keep the registration statement effective for at least 90 days after the date of this prospectus.

          Under the stock purchase agreement with JDS we agreed to register the common stock issued or issuable in that transaction and to keep the registration statement effective until the earlier of:

                  -   four years from the date of this prospectus;

                  - when each selling shareholder may sell all of their common stock received pursuant to transactions described above without registration pursuant to Rule 144 under the Securities Act within a three-month period, or

                  - when all of the registered shares of common stock shares have sold under this prospectus.

Our registration of the shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The selling shareholders described below include: the shareholders that received shares at the closing of the HexaVision acquisitions, JDS, and other shareholders who may receive shares of common stock for no additional consideration in distributions from some of the original selling shareholders. In addition, one or more of the selling shareholders may donate or transfer as gifts some or all of their shares of common stock, or may transfer their shares for no additional consideration to their shareholders, partners or other beneficial owners. We will include these donees or transferees among the selling shareholders in a prospectus supplement, if required.

         The table below sets forth the following information regarding selling shareholders. The holders of shares received in connection with the acquisitions of HexaVision in the aggregate represent less than 1% of our outstanding stock and are aggregated. JDS has the right to convert its Preferred Stock into shares of common stock representing up to 19.9% of our common stock and is described separately. For purposes of the table, we have assumed that the Preferred Stock is converted into the maximum number of shares that would give JDS 19.9% of the outstanding voting securities of Adept based on the outstanding stock at September 30, 2001. We have included additional shares of common stock under this prospectus based on the maximum number of shares that JDS could receive upon conversion assuming no conversion event has occurred. Such additional shares could not be issued unless Adept issued additional shares of its common stock in unrelated transactions.

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    Selling Shareholder          Number of
                                   Shares                                               Number of         Percent
                                   Owned           Percent          Number of          Shares Owned        Owned
                                  Prior to       owned Prior          Shares              After            After
                                  Offering       to Offering      Being Offered        Offering(1)        Offering
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JDS Uniphase
Corporation...................    3,359,390         19.9%           3,359,390               0                0
210 Baypointe Parkway
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San Jose, CA 95134
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All other selling
shareholders as a group....         131,978         *                131,978                0                0
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 *   less than one percent

(1) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold, and that the selling shareholders acquire no additional common stock before the completion of this offering.

                              PLAN OF DISTRIBUTION

         We are registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, references to selling shareholders include the pledgees, donees, transferees or others who later receive the selling shareholders' interests for no additional consideration. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

         The selling shareholders may sell the common stock on the Nasdaq National Market, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of the common stock through:

         - a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction;

         - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         -    privately negotiated transactions.

         When selling the common stock, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

         - enter into transactions involving short sales of the common stock by broker-dealers;

         - sell common stock short themselves and redeliver such shares to close out their short positions;

         - enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

         - loan or pledge the common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Section 2(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters", they will be subject to the prospectus delivery requirements of the Securities Act.

         In addition to selling their common shares under this prospectus, the selling shareholders may:

         - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the Securities Act; or

         - transfer their shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under the applicable rules and regulations of the Securities and Exchange Act of 1934, referred to as the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.

                                  LEGAL MATTERS

         Gibson, Dunn & Crutcher LLP, Palo Alto, California, has given its opinion on the validity of the common stock.

                                     EXPERTS

         The consolidated financial statements of Adept Technology, Inc. appearing in Adept Technology's Annual Report (Form 10-K) for the year ended June 30, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   The following table sets forth the amounts of expenses to be borne by Registrant in connection with the sale of common shares being registered. All amounts are estimates except the SEC registration fee:

                                                                         (U.S.$)
SEC registration fee ........................................            $ 4,806
Nasdaq listing fee ..........................................            $ 2,000
Legal fees and expenses .....................................            $10,000
Accounting fees and expenses ................................            $10,000
Printing fees and expenses ..................................            $ 2,000
Miscellaneous ...............................................            $ 1,194
                                                                         -------

Total .......................................................            $30,000
                                                                         =======

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 204(a) of the California General Corporation Law, our articles of incorporation eliminate a directors personal liability for monetary damages to Adept and it s shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation law or liability for
(i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of Adept or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the ordinary course of performing a director's duties, of a risk of serious injury to Adept or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Adept or its shareholders. This provisions does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

         Section 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. Our articles of incorporation and bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as director, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. We have entered into indemnification agreements with our directors and executive officers.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Adept in which indemnification is being sought, nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employer or other agent of us.

ITEM 16.      EXHIBITS

              The following exhibits are filed as part of this registration statement:

    2 Share Purchase Agreement among Marc Tremblay, Alain Rivard, Eric St. Pierre, Pierre Bolvin, 9044-0108 Quebec Inc., Societe Innovatech Quebec et Chaudiere-Appalaches, Sofinov, Societe Financiere d'Innovation Inc., Business Development Bank of Canada, Christian Labbe, Patrick Mrphy and certain other shareholders named therein, Adept Technology Canada Holding Co., and Registrant, dated July 21, 2000 (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on October 25, 2000).

    5 Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the issuance of the common stock offered hereby.

   23.1       Consent of Ernst & Young LLP.

   23.2 Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5).

   24 Powers of Attorney for certain directors and officers of Registrant (included on the signature page).

ITEM 17.      UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement,

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

              (2) That, for the purpose of determining any liability under the
                  Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

              (4) To file a post-effective amendment to the Registration
                  Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering; financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

              (5) That, for purposes of determining any liability under the
                  Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
                  Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (6) Insofar as indemnification for liabilities arising under the
                  Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California on the 21st day of December, 2001.

                                   ADEPT TECHNOLOGY, INC.


                                   by            /S/ BRIAN R. CARLISLE
                                      -----------------------------------------
                                       (Brian R. Carlisle, Chairman of the Board
                                       and Chief Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of ADEPT TECHNOLOGY, INC. ("Registrant"), which is about to file with the Securities and Exchange Commission (the "SEC"), Washington, D.C. 20549, under the provisions of the Securities Exchange Act of 1933, as amended, the Registration Statement on Form S-3 (the "Registration Statement") of Registrant related to the common stock of Registrant, hereby constitutes and appoints Brian R. Carlisle and Michael W. Overby and each of them, his or her true and lawful attorneys-in-fact and agents, and each of them, with full power to act without the others, for such director or officer and in such director's or officer's name, place and stead, in any and all capacities, to sign such Registration Statement, including any pre-effective and post-effective amendments, and other documents related thereto (individually and collectively, the "Amendments"), with power where appropriate to affix the corporate seal of Registrant thereto and to attest said seal and to file such Registration Statement and the Amendments, with all exhibits thereto, and any and all other information and documents in connection therewith, with the SEC, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURES                                   TITLE                                DATE
              ----------                                   -----                                ----
/s/ Brian L. Carlisle                    Chairman of the Board and Chief Executive      December 21, 2001
-------------------------------------    officer (Principal Executive Officer)
Brian R. Carlisle

/s/ Michael W. Overby                    Vice President, Finance and Chief              December 21, 2001
--------------------------------         Financial Officer (Principal Financial
Michael W. Overby                        Officer and Principal Accounting Officer)


/s/ Bruce E. Shimano                     Vice President, Research and Development,      December 21, 2001
----------------------------------       Secretary and Director
Bruce E. Shimano

/s/ Ronald E. F. Codd                    Director                                       December 21, 2001
----------------------------------
Ronald E. F. Codd


/s/ Michael P. Kelly                     Director                                       December 21, 2001
----------------------------------
Michael P. Kelly


/s/ Cary R. Mock                         Director                                       December 21, 2001
----------------------------------
Cary R. Mock


/s/ John E. Pomeroy                      Director                                       December 21, 2001
----------------------------------
John E. Pomeroy

                               INDEX TO EXHIBITS

NUMBER                                  DESCRIPTION
------                                  -----------
    2         Share Purchase Agreement among Marc Tremblay, Alain Rivard, Eric
              St. Pierre, Pierre Bolvin, 9044-0108 Quebec Inc., Societe
              Innovatech Quebec et Chaudiere-Appalaches, Sofinov, Societe
              Financiere d'Innovation Inc., Business Development Bank of Canada,
              Christian Labbe, Patrick Mrphy and certain other shareholders named therein, Adept Technology Canada Holding Co., and
              Registrant, dated July 21, 2000 (incorporated by reference to
              Exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on October 25, 2000).

    5 Opinion of Gibson, Dunn & Crutcher LLP, as to the legality of the issuance of the common stock offered hereby.

   23.1       Consent of Ernst & Young LLP.

   23.2 Consent of Gibson, Dunn & Crutcher LLP (included in the opinion filed as Exhibit 5).

   24 Powers of Attorney for certain directors and officers of Registrant (included on the signature page).